Exhibit 99.1

FOR IMMEDIATE RELEASE
January 22, 2020

FOR ADDITIONAL INFORMATION, PLEASE CONTACT JEAN R. HALE, CHAIRMAN, PRESIDENT, AND C.E.O., COMMUNITY TRUST BANCORP, INC. AT (606) 437-3294

Pikeville, Kentucky:

COMMUNITY TRUST BANCORP, INC. REPORTS RECORD EARNINGS FOR THE YEAR 2019

Earnings Summary
(in thousands except per share data)	4Q 2019	3Q 2019	4Q 2018	Year 2019	Year 2018
Net income	$16,008	$15,269	$15,709	$64,540	$59,228
Earnings per share	$0.90	$0.86	$0.89	$3.64	$3.35
Earnings per share - diluted	$0.90	$0.86	$0.89	$3.64	$3.35

Return on average assets	1.46%	1.40%	1.48%	1.49%	1.41%
Return on average equity	10.35%	10.02%	11.16%	10.84%	10.83%
Efficiency ratio	58.88%	61.16%	58.04%	60.70%	60.17%
Tangible common equity	12.78%	12.64%	12.06%

Dividends declared per share	$0.38	$0.38	$0.36	$1.48	$1.38
Book value per share	$34.56	$34.06	$31.81

Weighted average shares	17,737	17,726	17,696	17,724	17,687
Weighted average shares - diluted	17,760	17,743	17,714	17,740	17,703

Community Trust Bancorp, Inc. (NASDAQ-CTBI) reports earnings for the fourth quarter 2019 of $16.0 million, or $0.90 per basic share, compared to $15.3 million, or $0.86 per basic share, earned during the third quarter 2019 and $15.7 million, or $0.89 per basic share, earned during the fourth quarter 2018.  Earnings for the year ended December 31, 2019 were a record $64.5 million, or $3.64 per basic share, compared to $59.2 million, or $3.35 per basic share, earned during the year ended December 31, 2018.  The increase in earnings year over year was impacted by a decrease in income tax expense, resulting from the 2019 changes in Kentucky tax law. In March and April of 2019, Kentucky enacted legislation requiring financial institutions to transition from a bank franchise tax to the Kentucky corporate income tax beginning in 2021 and provided guidance on combining returns with entities that have net operating loss carryforwards.  As a result, in 2019, we recognized a state income tax benefit of $2.7 million, or $0.15 per basic share, to income tax expense to record our Kentucky deferred tax asset at December 31, 2019.  While this deferred tax asset may be adjusted in 2020, we do not anticipate any further adjustments to have a significant impact to income.

4th Quarter 2019 Highlights

❖	Net interest income for the quarter of $36.4 million was $0.2 million, or 0.4%, below prior quarter but $0.1 million, or 0.2%, above fourth quarter 2018.

❖	Provision for loan losses for the quarter ended December 31, 2019 increased $0.6 million from prior quarter and $0.1 million from prior year same quarter.

❖	Our loan portfolio increased $33.9 million, an annualized 4.2%, during the quarter and $40.0 million, or 1.2%, from December 31, 2018.

❖
Net loan charge-offs for the quarter ended December 31, 2019 were $1.5 million, or 0.19% of average loans annualized, compared to $1.4 million, or 0.18%, experienced for the third quarter 2019 and $1.6 million, or 0.20%, for the fourth quarter 2018.

❖
Nonperforming loans at $33.6 million increased $2.2 million from September 30, 2019 and $11.6 million from December 31, 2018.  While the loans 90+ days past due category decreased $0.7 million, the nonaccrual loan category increased $2.9 million during the quarter.  All categories increased from December 31, 2018.  Nonperforming assets at $53.1 million increased $1.8 million from September 30, 2019 and $3.7 million from December 31, 2018.

❖	Deposits, including repurchase agreements, increased $14.2 million, an annualized 1.6%, during the quarter and $93.8 million, or 2.7%, from December 31, 2018.

❖
Noninterest income for the quarter ended December 31, 2019 of $13.4 million was a $1.0 million, or 7.9%, increase over prior quarter and an increase of $1.1 million, or 9.3%, from prior year same quarter.

❖	Noninterest expense for the quarter ended December 31, 2019 of $29.3 million decreased $0.6 million, or 2.1%, from prior quarter, but increased $1.1 million, or 3.9%, from prior year same quarter.

Net Interest Income

Net interest income for the quarter of $36.4 million was a decrease of $0.2 million, or 0.4%, from third quarter 2019 but an increase of $0.1 million, or 0.2%, from fourth quarter 2018.  Our net interest margin at 3.55% decreased 4 basis points from prior quarter and 13 basis points from prior year same quarter, while our average earning assets increased $15.9 million and $140.2 million, respectively, during those same periods.  Our yield on average earning assets decreased 15 basis points from prior quarter and 12 basis points from prior year same quarter, and our cost of funds decreased 14 basis points from prior quarter but increased 4 basis points from prior year same quarter.  Our ratio of average loans to deposits, including repurchase agreements, was 88.8% for the quarter ended December 31, 2019 compared to 88.1% for the quarter ended September 30, 2019 and 89.8% for the quarter ended December 31, 2018.  Net interest income for the year ended December 31, 2019 increased $2.7 million, or 1.9%, from December 31, 2018, as our net interest margin declined 6 basis points and average earnings assets for the year increased $130.4 million.

Noninterest Income

Noninterest income for the quarter ended December 31, 2019 of $13.4 million was a $1.0 million, or 7.9%, increase over prior quarter and a $1.1 million, or 9.3%, increase from prior year same quarter.  The increase from prior quarter consisted of increases in gains on sales of loans ($0.1 million), loan related fees ($0.5 million), securities gains ($0.2 million), and net gains on other real estate owned ($0.4 million), offset partially by the $0.2 million variance from the debt redemption gains received in prior quarter.  The increase from prior year same quarter was also impacted by increases in gains on sales of loans ($0.2 million) and loan related fees ($0.5 million), as well as an increase in deposit service charges ($0.3 million).  Noninterest income for the year ended December 31, 2019 was a $1.8 million, or 3.4%, decrease from prior year.  The decrease in noninterest income from prior year resulted from decreases in trust revenue ($0.5 million), insurance commissions ($0.2 million), loan related fees ($1.0 million), net gains on other real estate owned ($0.6 million), and bank owned life insurance proceeds ($1.3 million).  These declines were partially offset by increases in gains on sales of loans ($0.6 million), deposit service charges ($0.4 million), and securities gains ($0.9 million).  The decrease in loan related fees is due to a decline in the fair market value of our mortgage servicing rights.

Noninterest Expense

Noninterest expense for the quarter ended December 31, 2019 of $29.3 million decreased $0.6 million, or 2.1%, from prior quarter, but increased $1.1 million, or 3.9%, from prior year same quarter.  The decrease in noninterest expense from prior quarter was primarily impacted by a $1.3 million decline in net other real estate owned expense, partially offset by a $0.9 million increase in personnel expense.  The increase in personnel expense was the result of increases in the cost of group medical and life insurance ($0.3 million) and bonuses and incentives ($0.6 million).  The quarterly variance in bonuses and incentives was due to the third quarter 2019 tier adjustment to our performance-based bonus accrual.  The increase in noninterest expense from prior year same quarter was the result of a $0.7 million increase in personnel expense, a $0.2 million increase in data processing expense, and a $0.2 million increase in net other real estate owned expense.  Noninterest expense for the year ended December 31, 2019 was $118.3 million, a $0.9 million, or 0.7%, increase from prior year.  The year over year increase included a $1.5 million increase in personnel expense, a $0.7 million increase in data processing expense, and a $1.2 million increase in net other real estate owned expense, offset partially by a $0.9 million decrease in FDIC insurance premiums, a $0.3 million decrease in occupancy expense, and a $0.2 million decrease in repossession expense.

Balance Sheet Review

CTBI’s total assets at $4.4 billion increased $28.3 million, or 2.6% annualized, from September 30, 2019 and $164.4 million, or 3.9%, from December 31, 2018.  Loans outstanding at December 31, 2019 were $3.2 billion, an increase of $33.9 million, an annualized 4.2%, from September 30, 2019 and $40.0 million, or 1.2%, from December 31, 2018.  We experienced increases during the quarter of $7.5 million in the commercial loan portfolio, $12.1 million in the residential loan portfolio, and $15.8 million in the indirect consumer loan portfolio, offset partially by a $1.5 million decrease in the direct consumer loan portfolio.  CTBI’s investment portfolio decreased $49.9 million, or an annualized 30.4%, from September 30, 2019 but increased $6.7 million, or 1.3%, from December 31, 2018.  The decrease during the quarter was the result of late quarter maturities that will be reinvested in the first quarter 2020.  Deposits in other banks increased $52.7 million from prior quarter and $126.6 million from prior year same quarter.  Deposits, including repurchase agreements, at $3.6 billion increased $14.2 million, or an annualized 1.6%, from September 30, 2019 and $93.8 million, or 2.7%, from December 31, 2018.

Shareholders’ equity at December 31, 2019 was $614.9 million, a 6.1% annualized increase from the $605.5 million at September 30, 2019 and a 9.0% increase from the $564.1 million at December 31, 2018.  CTBI’s annualized dividend yield to shareholders as of December 31, 2019 was 3.26%.

Asset Quality

CTBI’s total nonperforming loans, not including performing troubled debt restructurings, were $33.6 million, or 1.03% of total loans, at December 31, 2019 compared to $31.4 million, or 0.98% of total loans, at September 30, 2019 and $22.1 million, or 0.69% of total loans, at December 31, 2018.  Accruing loans 90+ days past due decreased $0.7 million from prior quarter but increased $9.4 million from December 31, 2018.  Nonaccrual loans increased $2.9 million during the quarter and $2.1 million from December 31, 2018.  Accruing loans 30-89 days past due at $22.9 million remained flat to prior quarter, but was an increase of $0.3 million from December 31, 2018.  CTBI is currently working with three of our customers with total loans outstanding of approximately $11.2 million as they work their way through financial difficulties.  While we do not expect significant losses in these credits, we expect it may take some time before these issues are resolved and as a result our total level of past dues may remain elevated for several quarters.  Our loan portfolio management processes focus on the immediate identification, management, and resolution of problem loans to maximize recovery and minimize loss.  Impaired loans, loans not expected to meet contractual principal and interest payments other than insignificant delays, at December 31, 2019 totaled $57.8 million, compared to $56.3 million at September 30, 2019 and $46.4 million at December 31, 2018.

Our level of foreclosed properties at $19.5 million at December 31, 2019 was a $0.3 million decrease from the $19.8 million at September 30, 2019 and a $7.8 million decrease from the $27.3 million at December 31, 2018.  Sales of foreclosed properties for the quarter ended December 31, 2019 totaled $0.9 million while new foreclosed properties totaled $1.5 million.  At December 31, 2019, the book value of properties under contracts to sell was $3.1 million; however, the closings had not occurred at quarter-end.  Write-downs on foreclosed properties for the fourth quarter 2019 totaled $0.9 million compared to $2.2 million in the third quarter 2019 and $0.5 million in the fourth quarter 2018.  As disclosed in our Form 10-K for the year ended December 31, 2018, CTBI is required to dispose of any foreclosed property that has not been sold within 10 years.  As of December 31, 2018, foreclosed property with a total book value of $2.4 million had been held by us for at least nine years.  During the first nine months of 2019, we disposed of all of these properties at a loss of $0.9 million.  At December 31, 2019, we held no foreclosed property for nine years or more.

Net loan charge-offs for the quarter ended December 31, 2019 were $1.5 million, or 0.19% of average loans annualized, compared to $1.4 million, or 0.18%, experienced for the third quarter 2019 and $1.6 million, or 0.20%, for the fourth quarter 2018.  Of the net charge-offs for the quarter, $0.5 million were in commercial loans, $0.7 million were in indirect consumer loans, $0.1 million were in residential loans, and $0.2 million were in direct consumer loans.  Allocations to loan loss reserves were $1.8 million for the quarter ended December 31, 2019 compared to $1.3 million for the quarter ended September 30, 2019 and $1.7 million for the quarter ended December 31, 2018.  Our reserve coverage (allowance for loan and lease loss reserve to nonperforming loans) at December 31, 2019 was 104.4% compared to 110.8% at September 30, 2019 and 162.7% at December 31, 2018.  Our loan loss reserve as a percentage of total loans outstanding at December 31, 2019 remained at 1.08% from September 30, 2019, down from 1.12% at December 31, 2018.

Forward-Looking Statements

Certain of the statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Community Trust Bancorp, Inc.’s (“CTBI”) actual results may differ materially from those included in the forward-looking statements. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may increase,” “may fluctuate,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” and “could.” These forward-looking statements involve risks and uncertainties including, but not limited to, economic conditions, portfolio growth, the credit performance of the portfolios, including bankruptcies, and seasonal factors; changes in general economic conditions including the performance of financial markets, prevailing inflation and interest rates, realized gains from sales of investments, gains from asset sales, and losses on commercial lending activities; results of various investment activities; the effects of competitors’ pricing policies, changes in laws and regulations, competition, and demographic changes on target market populations’ savings and financial planning needs; industry changes in information technology systems on which we are highly dependent; failure of acquisitions to produce revenue enhancements or cost savings at levels or within the time frames originally anticipated or unforeseen integration difficulties; and the resolution of legal  proceedings and related matters.  In addition, the banking industry in general is subject to various monetary, operational, and fiscal policies and regulations, which include, but are not limited to, those determined by the Federal Reserve Board, the Federal Deposit Insurance Corporation, the Consumer Financial Protection Bureau, and state regulators, whose policies and regulations could affect CTBI’s results.  These statements are representative only on the date hereof, and CTBI undertakes no obligation to update any forward-looking statements made.

Community Trust Bancorp, Inc., with assets of $4.4 billion, is headquartered in Pikeville, Kentucky and has 70 banking locations across eastern, northeastern, central, and south central Kentucky, six banking locations in southern West Virginia, three banking locations in northeastern Tennessee, four trust offices across Kentucky, and one trust office in Tennessee.

Additional information follows.

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
December 31, 2019
(in thousands except per share data and # of employees)

	Three	Three	Three	Twelve	Twelve
	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Interest income	$45,705	$46,987	$45,238	$185,398	$171,450
Interest expense	9,349	10,468	8,958	40,513	29,295
Net interest income	36,356	36,519	36,280	144,885	142,155
Loan loss provision	1,813	1,253	1,749	4,819	6,167

Gains on sales of loans	582	450	386	1,880	1,288
Deposit service charges	6,855	6,859	6,602	26,359	25,974
Trust revenue	2,739	2,725	2,663	10,804	11,313
Loan related fees	1,107	622	644	2,742	3,729
Securities gains (losses)	209	14	203	783	(85)
Other noninterest income	1,881	1,719	1,741	7,616	9,733
Total noninterest income	13,373	12,389	12,239	50,184	51,952

Personnel expense	15,961	15,020	15,257	63,027	61,562
Occupancy and equipment	2,687	2,807	2,698	10,845	11,045
Data processing expense	1,878	1,987	1,715	7,417	6,680
FDIC insurance premiums	0	(280)	264	266	1,171
Other noninterest expense	8,737	10,348	8,238	36,703	36,940
Total noninterest expense	29,263	29,882	28,172	118,258	117,398

Net income before taxes	18,653	17,773	18,598	71,992	70,542
Income taxes	2,645	2,504	2,889	7,452	11,314
Net income	$16,008	$15,269	$15,709	$64,540	$59,228

Memo: TEQ interest income	$45,881	$47,170	$45,462	$186,169	$172,352

Average shares outstanding	17,737	17,726	17,696	17,724	17,687
Diluted average shares outstanding	17,760	17,743	17,714	17,740	17,703
Basic earnings per share	$0.90	$0.86	$0.89	$3.64	$3.35
Diluted earnings per share	$0.90	$0.86	$0.89	$3.64	$3.35
Dividends per share	$0.38	$0.38	$0.36	$1.48	$1.38

Average balances:
Loans	$3,219,762	$3,188,446	$3,191,980	$3,195,662	$3,150,878
Earning assets	4,077,277	4,061,410	3,937,106	4,043,975	3,913,596
Total assets	4,362,271	4,341,985	4,217,158	4,328,024	4,187,397
Deposits, including repurchase agreements	3,627,825	3,617,671	3,555,292	3,610,589	3,540,717
Interest bearing liabilities	2,839,295	2,857,468	2,794,216	2,848,670	2,796,092
Shareholders' equity	613,728	604,271	558,632	595,337	546,641

Performance ratios:
Return on average assets	1.46%	1.40%	1.48%	1.49%	1.41%
Return on average equity	10.35%	10.02%	11.16%	10.84%	10.83%
Yield on average earning assets (tax equivalent)	4.46%	4.61%	4.58%	4.60%	4.40%
Cost of interest bearing funds (tax equivalent)	1.31%	1.45%	1.27%	1.42%	1.05%
Net interest margin (tax equivalent)	3.55%	3.59%	3.68%	3.60%	3.66%
Efficiency ratio (tax equivalent)	58.88%	61.16%	58.04%	60.70%	60.17%

Loan charge-offs	$2,568	$2,316	$2,667	$9,736	$10,998
Recoveries	(1,040)	(876)	(1,035)	(4,105)	(4,588)
Net charge-offs	$1,528	$1,440	$1,632	$5,631	$6,410

Market Price:
High	$47.54	$44.22	$46.86	$47.54	$53.00
Low	$40.88	$38.05	$35.70	$38.03	$35.70
Close	$46.64	$42.58	$39.61	$46.64	$39.61

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
December 31, 2019
(in thousands except per share data and # of employees)

	As of	As of	As of
	December 31, 2019	September 30, 2019	December 31, 2018
Assets:
Loans	$3,248,664	$3,214,785	$3,208,638
Loan loss reserve	(35,096)	(34,811)	(35,908)
Net loans	3,213,568	3,179,974	3,172,730
Loans held for sale	1,167	1,943	2,461
Securities AFS	599,844	649,976	593,746
Securities HTM	517	517	649
Equity securities at fair value	1,953	1,743	1,173
Other equity investments	15,361	15,681	19,600
Other earning assets	208,094	155,441	82,585
Cash and due from banks	58,680	68,472	64,632
Premises and equipment	44,046	44,223	45,291
Right of use asset	14,550	14,702	-
Goodwill and core deposit intangible	65,490	65,490	65,490
Other assets	142,733	139,501	153,259
Total Assets	$4,366,003	$4,337,663	$4,201,616

Liabilities and Equity:
NOW accounts	$51,179	$54,365	$56,964
Savings deposits	1,389,473	1,385,188	1,294,037
CD's >=$100,000	541,638	533,019	555,822
Other time deposits	557,523	567,401	595,811
Total interest bearing deposits	2,539,812	2,539,973	2,502,634
Noninterest bearing deposits	865,760	849,582	803,316
Total deposits	3,405,572	3,389,555	3,305,950
Repurchase agreements	226,917	228,755	232,712
Other interest bearing liabilities	66,162	64,162	60,957
Lease liability	15,185	15,286	-
Other noninterest bearing liabilities	37,281	34,387	37,847
Total liabilities	3,751,117	3,732,145	3,637,466
Shareholders' equity	614,886	605,518	564,150
Total Liabilities and Equity	$4,366,003	$4,337,663	$4,201,616

Ending shares outstanding	17,793	17,777	17,733
Memo: Market value of HTM securities	$517	$517	$649

30 - 89 days past due loans	$22,945	$22,927	$22,682
90 days past due loans	19,620	20,330	10,198
Nonaccrual loans	13,999	11,090	11,867
Restructured loans (excluding 90 days past due and nonaccrual)	60,462	60,413	56,328
Foreclosed properties	19,480	19,833	27,273
Other repossessed assets	0	0	42

Common equity Tier 1 capital	17.18%	17.03%	16.27%
Tier 1 leverage ratio	14.01%	13.84%	13.51%
Tier 1 risk-based capital ratio	18.94%	18.82%	18.12%
Total risk based capital ratio	20.05%	19.93%	19.29%
Tangible equity to tangible assets ratio	12.78%	12.64%	12.06%
FTE employees	1,000	1,001	978